EXHIBIT 21.1

GeoPetro Resources Company

Subsidiary List — March 30, 2012

(Percentage ownership is indicated below)

Subsidiaries of GeoPetro Resources Company

GeoPetro Alaska LLC, an Alaska limited liability company (100%)

GeoPetro Canada Ltd., an Alberta corporation (100%)

GeoPetro International Ltd., a British Virgin Islands company (100%)

GeoPetro Pacific LLC, a Delaware limited liability company (100%)

Redwood Energy Company, a Texas corporation (100%)

South Texas GeoPetro, LLC, a Texas limited liability company (100%)

Redwood Energy Production, L.P., a Texas limited partnership (95%)

Continental-GeoPetro (Bengara II) Ltd., a British Virgin Islands company (12%)

Subsidiaries of Redwood Energy Company

Madisonville Midstream LLC, a Texas limited liability company (100%)

Redwood Energy Production, L.P., a Texas limited partnership (5%)